Exhibit 10.8
SECOND AMENDMENT TO STANDARD PURCHASE AND SALE AGREEMENT
THIS SECOND AMENDMENT TO STANDARD PURCHASE AND SALE AGREEMENT, hereinafter referred to as this “Amendment”, dated effective as of April 23, 2026 (the “Effective Date”), is made and entered into by and between SL INDUSTRIAL, LP, a Texas limited partnership (“Seller”), and HARVEST VENTURES HOLDING COMPANY, a Texas corporation (“Purchaser”).

RECITALS:

Seller and Xpel, Inc., a Nevada corporation (“Original Purchaser”) entered into that certain Standard Purchase and Sale Agreement dated effective as of January 29, 2026, and as amended by that certain First Amendment to Standard Purchase and Sale Agreement dated March 4, 2026, and as assigned by Original Purchaser to Purchaser by that certain Assignment and Assumption Agreement dated April 9, 2026 (as amended and assigned, the “Agreement”).

Seller and Purchaser now desire to further amend the Agreement and enter into the agreements as more fully set forth hereinbelow.

AGREEMENTS:

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser do hereby agree as follows:

Section 1. Definitions and References. Terms used herein, which are not otherwise defined or modified herein but which are defined in the Agreement, shall have the meanings therein ascribed to them. The term “Agreement” as used in the Agreement or any other instrument, document or writing furnished to Seller by Purchaser shall mean the Agreement as hereby amended.

Section 2. Purchase Price. The “Purchase Price” is hereby increased from $60,000,000.00 to $60,400,000.00.

Section 3. Closing Date. The definition of “Closing Date” set forth in the Basic Information Summary at the beginning of the Agreement and in Schedule 1.1 of the Agreement are hereby amended and restated in their entireties, to be and read as follows:

h) Closing Date: The earlier of (i) May 15, 2026, and (ii) five (5) days following written notice from Purchaser to Seller that Purchaser is ready to close. In no event shall the Closing Date be later than May 15, 2026. The Closing Date may occur on such earlier date as Seller and Purchaser may agree upon in writing. [Section 10.1]

Section 4.    Extension Deposit. Within one (1) Business Day of the Effective Date, Purchaser shall deposit with the Title Company, in immediately available funds, an additional deposit of $400,000.00 (the “Extension Deposit”, which shall be considered part of the Deposit). If Purchaser fails to timely deliver any portion of the Extension Deposit and fails to cure such default within one (1) Business Day following Purchaser’s receipt of written notice from Seller, Seller, as its sole and exclusive

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remedy, may at any time thereafter prior to the cure of such default terminate the Agreement by delivering written notice of termination to Purchaser, in which event Seller may retain the Deposit and any portion of the Extension Deposit that it has already received, as Seller’s liquidated damages pursuant to the terms of Section 13.2 of the Agreement and neither party shall have any further right or obligation under the Agreement except for the Termination Surviving Obligations. Upon the Title Company’s receipt of the Extension Deposit, the Title Company is hereby authorized and directed to release and deliver the entire Extension Deposit to Seller. At Closing, the Extension Deposit shall be applied to the Purchase Price. Purchaser acknowledges that the entire Deposit (including the Extension Deposit) shall be non-refundable to Purchaser except in the event Purchaser exercises its right to terminate the Agreement pursuant to Section 6.2(b) (new title and survey matters), Section 8.1 (change in Seller Representations), Section 9.1 (Significant Casualty), Section 9.3 (Condemnation), Section 10.9 (Failure of Condition), or Section 13.1 (Default by Seller) of the Agreement.

Section 5.    Estoppel Certificates. Purchaser acknowledges receipt of the Required Estoppel Certificates pursuant to Section 7.2 of the Agreement. Purchaser has reviewed and approved the Required Estoppel Certificates. The parties agree that Seller is not obligated to provide updated Estoppel Certificates from any of the Tenants notwithstanding that the originally scheduled Closing Date has been extended.

Section 6. Ratification. Except as expressly amended hereby, the Agreement and all rights and powers created thereby or thereunder are in all respects ratified and confirmed and remain in full force and effect. Where any paragraph of the Agreement is modified or deleted by this Amendment, any unaltered provision of such paragraph of the Agreement shall remain in full force and effect. However, where any provision of this Amendment conflicts or is inconsistent with the Agreement, the provision of this Amendment shall control.

Section 7.     Miscellaneous. This Amendment (a) shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and assigns; (b) may be modified or amended only by a writing signed by each party hereto; (c) shall be governed by and construed in accordance with the laws of the State of Texas and the United States of America; (d) may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument; (e) delivery of an executed counterpart of this Amendment by email in portable document format (PDF) or DocuSign shall be as effective as delivery of a manually executed counterpart hereof; and (f) together with the Agreement, embodies the entire agreement and understanding between the parties with respect to the subject matter of the Agreement, as amended by this Amendment, and supersedes all prior agreements, consents and understandings relating to such subject matter. The headings herein shall be accorded no significance in interpreting this Amendment.

[Signatures on Following Page]

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    IN WITNESS WHEREOF, Seller and Purchaser have caused this Amendment to be executed effective as of the Effective Date.

SELLER:

SL INDUSTRIAL, LP,
a Texas limited partnership

By:     SL Industrial GP, LLC,
    a Texas limited liability company,
    its General Partner

By: /s/ Kenneth E. Aboussie, Jr.
Name: Kenneth E. Aboussie, Jr.
                        Title: President

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PURCHASER:

HARVEST VENTURES HOLDING COMPANY,
a Texas corporation

By: /s/ Barry R. Wood
Name: Barry R. Wood
Title: Vice President-Finance, Secretary and Treasurer

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